United States securities and exchange commission logo





                         August 25, 2021

       Hai Aviv
       Chief Financial Officer
       REE Automotive Ltd.
       18 Shenkar Street
       Herzliya, Israel

                                                        Re: REE Automotive Ltd.
                                                            Registration
Statement on Form F-1
                                                            Filed on August 20,
2021
                                                            File No. 333-258963

       Dear Mr. Aviv:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Anne
McConnell at 202-551-3709 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing